Exhibit 99.1

NEWS RELEASE DATED 1-13-2004

For Additional Information,
Contact Robert O. Bratton,
Chief Financial Officer
(704) 688-4473
     or
Gregory S. Barton,
Vice President
(704) 688-4817

FOR IMMEDIATE RELEASE
January 13, 2004

First Charter Announces 2003 Earnings and
Fourth Quarter Results

Charlotte, North Carolina – First Charter Corporation (NASDAQ: FCTR) today reported 2003 earnings of $14.1 million, or $0.47 per diluted share, a decrease from earnings of $39.8 million or $1.30 per diluted share for the same period in 2002. As previously reported, the decrease in earnings for 2003 was primarily due to $19.1 million of costs associated with the prepayment of selected borrowings and a $19.2 million increase in the provision for loan losses primarily attributable to the sale of $60.9 million of nonaccruing and accruing higher risk loans, adverse business conditions, and increases in the loan portfolio. While the Corporation continued to make increases in noninterest income, earnings were negatively impacted by historically low interest rates which compressed the net interest margin during 2003 compared to 2002.

For the fourth quarter, First Charter reported a net loss of $0.5 million or $0.02 per diluted share, a decrease from earnings of $10.5 million or $0.35 per diluted share for the same period in 2002. As previously reported, the decrease in earnings for the fourth quarter was primarily due to $11.7 million of costs associated with the prepayment of selected borrowings and an increase in the provision for loan losses primarily due to increases in the loan portfolio. The Corporation continued to make gains in revenue from brokerage services, insurance services, financial management and service charges.

“2003 was a challenging year for First Charter, but we never lost our focus,” said Lawrence M. Kimbrough, President and Chief Executive Officer. “Our experience in 2003 was a unique mixture of improved sales performance and strategic decision-making, both of which have made us a stronger company. In 2003, we produced strong growth in core deposits, loans, non-interest income and core retail checking households. We also decided to sell $60.9 million in nonaccruing and accruing problem loans and to significantly reduce our interest expense by refinancing selected borrowings. On balance, First Charter is better-equipped for growth now than we were at the beginning of 2003.”

Highlights

Fourth Quarter 2003 compared to Third Quarter 2003
•	Gross loans increased $143.3 million or 7 percent.
•	Average earning assets increased $61.7 million or 2 percent.
•	Average noninterest-bearing deposits increased $44.2 million or 13 percent.
•	Net interest margin increased 24 basis points to 3.10 percent.

Fourth Quarter 2003 compared to Fourth Quarter 2002
•	Net interest income increased $0.9 million or 3 percent.
•	Provision for loan losses increased $1.4 million or 64 percent.
•	Noninterest income decreased $2.8 million or 17 percent.
•	Noninterest expense increased $13.8 million or 50 percent, primarily due to the previously mentioned prepayment on borrowings.

Full Year 2003 compared to Full Year 2002
•	Gross loans increased $180.1 million or 9 percent.
•	Average earning assets increased $400.6 million or 12 percent.
•	Average deposits increased $234.5 million or 10 percent.
•	Net interest income decreased $5.4 million or 5 percent.
•	Provision for loan losses increased $19.2 million primarily due to the previously mentioned loan sale, adverse business conditions and loan growth.
•	Noninterest income increased $16.5 million or 35 percent.
•	Noninterest expense increased $29.3 million or 30 percent, primarily due to the previously mentioned prepayment on borrowings.
•	$60.9 million in nonaccruing and accruing higher risk loans were sold during 2003.
•	Prepaid $131 million in Federal Home Loan Bank advances, incurring charges of $19.1 million during 2003.
•	40,636 new checking accounts were opened during 2003 as a result of the CHecking Account Marketing Program (“CHAMP”).
•	Dividends paid per share increased for the 12th consecutive year during 2003.
•	Customer satisfaction scores remained above 80 percent “Very Satisfied”.
•	Core retail households increased 24 percent to 79,985.

Financial Highlights

	For the Three Months		For the Twelve Months
	Ended December 31		Ended December 31
Earnings (Dollars in thousands, except per share data)	2003	2002	2003	2002
Total revenues	$42,497	$44,317	$171,982	$160,792
Net (loss) income	(490)	10,549	14,146	39,803
Diluted (loss) earnings per share	(0.02)	0.35	0.47	1.30
Return on average assets	(0.05)%	1.14%	0.35%	1.13%
Return on average equity	(0.62)	12.57	4.56	12.13
Efficiency-taxable equivalent ratio (*)	97.41	69.76	77.49	64.34

* -	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

	December 31	December 31	Increase (Decrease)
Balance Sheet (Dallars in thousands)	2003	2002	Amount	Percentage
Loans held for sale	$5,137	$158,404	$(153,267)	(96.76)%
Loans, net	2,227,030	2,045,266	181,764	8.89
Investments	1,601,900	1,129,212	472,688	41.86
Total assets	4,206,693	3,745,949	460,744	12.30
Demand, savings and money market deposits	1,237,726	1,027,459	210,267	20.46
Total deposits	2,427,897	2,322,647	105,250	4.53
Other borrowings	1,432,200	1,042,440	389,760	37.39
Shareholders’ equity	299,439	324,686	(25,247)	(7.78)

	December 31	December 31	Increase (Decrease)
Average Balances	2003	2002	Amount	Percentage
Loans held for sale	$25,927	$10,035	$15,892	158.37%
Loans, net	2,126,821	2,112,855	13,966	0.66
Investments	1,464,704	1,126,495	338,209	30.02
Total assets	4,006,488	3,535,180	471,307	13.33
Total deposits	2,485,711	2,251,256	234,454	10.41
Other borrowings	1,159,889	906,263	253,626	27.99
Shareholders’ equity	310,535	328,036	(17,500)	(5.33)

Net Interest Income/Margin
Fourth Quarter
Net interest income increased $0.9 million, or 3 percent, to $29.0 million compared to the fourth quarter of 2002. The increase was primarily due to a $4.5 million decrease in interest expense due to (a) a decline in interest rates across the yield curve, (b) a planned shift in funding sources from higher cost retail certificates of deposit to lower-cost transaction based accounts and (c) the benefits from the refinancing of $100 million of fixed-term advances late in the fourth quarter of 2002 and the refinancing of $50 million and $81 million of fixed-term advances in the second quarter and fourth quarter of 2003, respectively. The increase in net interest income was partially offset by a $3.7 million decrease in interest income due mainly to lower yields on earning assets resulting from the continued effects of the declining interest rate environment. As previously discussed, the Corporation sold $60.9 million in nonaccruing and accruing higher risk loans in the second quarter of 2003 and $11.7 million in credit card loans in the first quarter of 2003. The reinvestment of these proceeds was made in lower yielding securities. In addition, the Corporation sold $70 million in bonds in the fourth quarter of 2002 and reinvested the proceeds into Bank Owned Life Insurance (“BOLI”). This investment is classified as an other asset on the balance sheet, and the income is recognized as other noninterest income rather than being recognized as interest income. For the fourth quarter of 2003, income earned on BOLI amounted to approximately $1.0 million, which is nontaxable. Also, during the first nine months of 2003, the mortgage-backed securities portfolio produced lower effective yields due to increased amortization of premiums resulting from increased prepayment speeds of underlying mortgages. During the first half of 2003, the Corporation sold approximately $372 million of these mortgage-backed securities in order to stabilize cash flows and to improve effective yields in this portfolio. These proceeds were reinvested in fixed term agency securities and mortgage-backed securities of a shorter average life and at a lower current coupon. Using standard rate shock analysis, the extension risk in the reinvested portfolio is less than that of the securities sold. The BOLI transaction, loan sales and the investment portfolio restructuring resulted in a change in the mix of earning assets from higher yielding loans to lower yielding securities.

The net interest margin decreased to 3.10 percent in the fourth quarter of 2003 from 3.34 percent for the same period in 2002. This decrease reflects the impact of the declining interest rate environment, as assets repriced faster than liabilities due to the asset sensitive nature of the Corporation’s balance sheet. In addition, reinvestment rates were lower than rates earned by assets previously held on the balance sheet.

Year-to-Date
Net interest income decreased $5.4 million to $107.8 million compared to the same period in 2002. Net interest income decreased primarily due to (a) lower interest income on earning assets resulting from the continued effects of a declining interest rate environment, (b) lower effective yields from the mortgage-backed securities portfolio due to the acceleration of amortization of premiums resulting from increased prepayment speeds, (c) lower reinvestment yields on increased cash flows, (d) the effects of the sale of $70 million of bonds to purchase BOLI, the income from which is recognized as noninterest income and (e) a change in the mix of earning assets from higher yielding loans to lower yielding securities. The decrease in net interest income was partially offset by a $12.7 million decrease in interest expense due to (a) a decline in interest rates across the yield curve, (b) a planned shift in funding sources from higher cost retail certificates of deposit to lower cost transaction based accounts and (c) the benefits from the refinancing of fixed-term advances.

The net interest margin for 2003 decreased to 3.00 percent from 3.55 percent for the same period in 2002. This decrease reflects the impact of the declining interest rate environment, which had a negative impact on the net interest margin as assets repriced faster than liabilities due to the asset sensitive nature of the Corporation’s balance sheet. In addition, reinvestment rates were lower than rates earned by assets previously held on the balance sheet.

Noninterest Income
Fourth Quarter
Noninterest income decreased $2.8 million to $13.5 million compared to $16.3 million for the fourth quarter of 2002. The decrease was due to a $4.9 million reduction in gains on sales of securities and a $1.0 million decrease in trading gains. In addition, mortgage loan income decreased $0.6 million as mortgage loan volume has slowed as a result of an increase in long-term interest rates. The decreases were partially offset by $1.0 million of income recognized from the Corporation’s investment in BOLI, a $0.8 million increase in service charges on deposit accounts, a $0.8 million increase in financial management income primarily due to the purchase of a third party benefits administrator, a $0.3 million increase in brokerage services income, a $0.3 million increase in insurance services income primarily due to the acquisition of two insurance agencies, and a $0.2 million increase in other income. In addition, fourth quarter 2002 included net losses of $0.3 million from equity method investments and a loss of $0.1 million on the sale of bank property, which did not recur in the fourth quarter of 2003.

Year-to-Date
Noninterest income increased $16.5 million, or 35 percent, to $64.2 million compared to the same period in 2002. The increase includes a $2.3 million gain on the sale of the credit card portfolio in the first quarter of 2003. The remaining components of this increase were $3.9 million of income recognized from the Corporation’s investment in BOLI, a $3.0 million increase in service charges on deposit accounts, a $1.3 million increase in financial management income primarily due to the purchase of a third party benefits administrator, a $0.7 million increase in mortgage loan income, a $0.7 million increase in brokerage revenues, a $0.6 million increase in insurance service income partly due to the acquisition of two insurance agencies, and a $0.6 million increase in other noninterest income due to increased ATM fees, merchant income and mortgage servicing income. In addition, net losses from equity method investments amounted to $0.3 million in 2003 versus net losses of $5.8 million for 2002. These improvements were partially offset by a $1.3 million reduction in gains on sales of securities and a $0.3 million decrease in trading gains. In addition, gains on the sale of bank property amounted to $0.4 million and $0.9 million for 2003 and 2002, respectively.

Noninterest Expense
Fourth Quarter
Noninterest expense increased $13.8 million compared to the fourth quarter of 2002. The variance includes an $11.7 million cost associated with prepaying $81 million in longer-term, fixed rate Federal Home Loan Bank advances in the fourth quarter of 2003 versus a $3.3 million cost associated with prepaying $100 million in longer-term, fixed rate Federal Home Loan Bank advances in the fourth quarter of 2002. Noninterest expense was also impacted by a $3.2 million increase in salaries and employee benefits due to additional personnel, including the acquisition of a third party benefits administrator and two insurance agencies, increased medical expenses and increased commission-based compensation in our mortgage, brokerage and insurance services areas. In addition, noninterest expense was affected by a $1.6 million increase in professional fees primarily due to consulting services related to the review and revision of our procedures to comply with the Bank Secrecy Act, consulting services to ensure compliance with Section 404 of the Sarbanes-Oxley Act, and fees related to the investigation and collection of questionable residential rental property loans. Other items negatively impacting noninterest expense were a $0.6 million increase in occupancy and equipment expense, a $0.3 million increase in marketing expense, a $0.2 million increase in telephone expense and a $0.2 million increase in postage and supplies expense. The increases were partially offset by a $0.8 million decrease in other noninterest expense primarily due to a reserve for a contingent liability established in the fourth quarter of 2002.

Year-to-Date
Noninterest expense increased $29.3 million compared to 2002. The variance includes a $19.1 million cost associated with prepaying $131 million in longer-term, fixed rate Federal Home Loan Bank advances in 2003 versus a $3.3 million cost associated with prepaying $100 million in longer-term, fixed rate Federal Home Loan Bank advances in 2002. In addition, noninterest expense was affected by a $5.0 million increase in professional fees primarily due to the previously mentioned loan sale, consulting services related to the review and revision of our procedures to comply with the Bank Secrecy Act, consulting services to ensure compliance with Section 404 of the Sarbanes-Oxley Act, and fees related to the investigation and collection of questionable residential rental property loans. Noninterest expense was also impacted by a $4.7 million increase in salaries and employee benefits due to additional personnel, including the acquisition of a third party benefits administrator and two insurance agencies, increased medical expenses and increased commission-based compensation in our mortgage, brokerage and insurance services areas. These increases were partially offset by lower incentive compensation and employee benefit accruals. Other items impacting noninterest expense were a $1.9 million increase in marketing expense primarily associated with the implementation of CHAMP and a $1.0 million increase in other operating expense primarily due to increased mortgage servicing fees, non-credit losses and other miscellaneous expenses.

The efficiency ratio increased to 77.49 percent compared to 64.34 percent for the year-ended December 31, 2002. A significant portion of the increase in the efficiency ratio relates to the costs associated with the prepayment of Federal Home Loan Bank advances of $19.1 million and the previously discussed $5.0 million increase in professional fees. In addition, the calculation of the efficiency ratio excludes gains on sale of securities of $10.3 million and $11.5 million for the years ended December 31, 2003 and 2002, respectively.

Income Tax Expense
An income tax benefit of $2.0 million was recognized in the fourth quarter of 2003 compared to an income tax expense of $4.0 million for the fourth quarter of 2002. The income tax benefit for the fourth quarter was due to a decrease in the estimated 2003 effective tax rate resulting from a decrease in income. The income tax expense for the year ended December 31, 2003 amounted to $3.3 million for an effective tax rate of 18.9 percent, compared to $14.9 million for an effective tax rate of 27.3 percent for the year ended December 31, 2002. The decrease in the income tax expense and the effective tax rate for 2003 was attributable to the decrease in income relative to nontaxable adjustments.

Loans Held for Sale
Loans held for sale consist primarily of 15 and 30 year residential mortgage loans which the Corporation intends to sell as whole loans. Loans held for sale decreased to $5.1 million at December 31, 2003 as compared to $158.4 million at December 31, 2002. The decrease was due to the securitization and sale of mortgage loans during the year.

Loans
Gross loans increased $180.1 million, or 9 percent, to $2.25 billion at December 31, 2003 as compared to $2.07 billion at December 31, 2002. The growth in loans was primarily due to a $142.4 million increase in construction loans, which includes approximately $76 million of 1-4 family construction loans purchased in the third and fourth quarters of 2003 through a correspondent relationship, a $75.3 million increase in home equity loans, a $43.7 million increase in primarily adjustable rate mortgage loans and a $4.2 million increase in consumer loans. These increases were partially offset by the sale of $60.9 million in nonaccruing and accruing higher risk loans to investors during the second quarter of 2003 and the sale of the Corporation’s $11.7 million credit card portfolio during the first quarter of 2003.

Securities
The securities available for sale portfolio increased to $1.60 billion at December 31, 2003 as compared to $1.13 billion at December 31, 2002. The increase in securities available for sale was primarily due to the securitization of $286.9 million of mortgage loans held for sale during 2003, as well as the net purchase of $185.8 million of securities used to increase earning assets. The Corporation increased its securities available for sale portfolio early in the first quarter of 2003 to offset the effects of weak loan demand. In addition, the Corporation mitigated interest rate risk by restructuring the investment portfolio to reduce extension risk.

Equity Method Investments
The Corporation’s equity method investments represent investments in venture capital limited partnerships, and gains or losses are recognized based upon changes in its share of the fair market value of the limited partnership’s investee companies. At December 31, 2003, the total book value in equity method investments was $2.8 million. Of the $2.8 million, $1.1 million represents investments in venture capital partnerships which invest primarily in equity securities. The remaining $1.7 million is invested in Small Business Investment Companies (SBICs), which make debt investments that qualify for the investment test under the Community Reinvestment Act. At December 31, 2003, the Corporation’s remaining commitment to fund the equity method investments was $2.4 million and represented commitments to venture funds that are SBICs.

Deposits
The ability to generate deposits has been enhanced by the introduction of CHAMP for individuals during the fourth quarter of 2002 and Business CHAMP during the first quarter of 2003. As a result, the Corporation opened 40,636 new checking accounts in 2003, more than 2 times the number in 2002. In addition, during the first quarter of 2003 the Corporation introduced a new money market account, the Money Market Max Account. This product has been very successful with total balances at December 31, 2003 of $279.6 million. The emphasis of these programs is to develop new customer relationships to generate additional fee income opportunities and to shift our funding mix towards lower-cost funding sources.

Total deposits increased $105.3 million, or 5 percent, to $2.43 billion at December 31, 2003 as compared to $2.32 billion at December 31, 2002. The increase in deposits was due to a $165.0 million increase in money market accounts, a $45.2 million increase in low-cost interest checking, savings and noninterest bearing deposits and a $36.2 million increase in brokered certificates of deposit. These increases were partially offset by a $141.4 million planned decrease in retail certificates of deposit.

Other Borrowings
Other borrowings increased to $1.43 billion at December 31, 2003 as compared to $1.04 billion at December 31, 2002. The increase was primarily due to increases in Federal Home Loan Bank borrowings, which were at lower rates than comparable retail funding rates. The proceeds of these borrowings were used to fund the growth in earning assets.

Shareholders’ Equity
Shareholders’ equity at December 31, 2003 decreased to $299.4 million, representing 7.12 percent of period-end assets compared to $324.7 million or 8.67 percent of period-end assets at December 31, 2002. The decrease was due mainly to the payment of $10.6 million for the purchase and retirement of common stock and a $9.8 million decrease in the after-tax unrealized gain on available for sale securities resulting from an increase in rates across the yield curve and the previously mentioned restructuring of the securities portfolio. During 2003, 565,000 shares of First Charter Corporation common stock were repurchased and retired under the January 24, 2002 authorization to repurchase 1.5 million shares. A total of 1.4 million shares have been repurchased and retired under this authorization. On October 24, 2003, the Corporation’s Board of Directors authorized the repurchase of up to 1.5 million additional shares of the Corporation’s common stock. At December 31, 2003, the book value per share was $10.08. Based on the $19.55 closing price of First Charter Corporation common stock at December 31, 2003, the Corporation had a market capitalization of $581.0 million.

Provision for Loan Losses
Fourth Quarter
The provision for loan losses increased to $3.6 million for the three months ended December 31, 2003 compared to $2.2 million for the same year ago period. The increase was primarily due to increases in the loan portfolio and the impact of the previously mentioned loan sale on the historical loss ratios and allocation factors used in the allowance model.

Year-to-Date
The provision for loan losses for the year ended December 31, 2003 amounted to $27.5 million compared to $8.3 million a year ago. The increase in the provision for loan losses was primarily attributable to an additional provision of $4.0 million related to the discount taken in the previously mentioned loan sale, the addition of $3.5 million to the provision for loan losses as a result of the impact of the previously mentioned loan sale on the historical loss ratios used in the allowance model and management’s continuous evaluation of the current economic environment and operational risks, and the addition of $7.5 million to the provision for loan losses as a result of deteriorating financial performance of several large commercial relationships and independent appraisals of collateral. These relationships were subsequently sold as a part of the previously mentioned loan sale.

In addition, during the second quarter of 2003, the Corporation identified up to 165 residential rental property loans totaling approximately $12.8 million, some of which appeared to have questionable appraisals and collateral value. These loans were made by one loan officer who is no longer employed by the Corporation. The appraisals received by the Corporation were completed by appraisers who were not employees of the Corporation. This matter was reported by management to authorities and is under continuing investigation by management and by those authorities. As a result of management’s investigation, the Corporation increased the provision for loan losses in the second quarter of 2003 by approximately $2.4 million. In the third and fourth quarters of 2003, $1.1 million of these loans were charged-off. In addition, loans totaling $0.8 million were foreclosed and moved to OREO and $0.5 million of loans were paid down or paid-off. At December 31, 2003, there were 135 loans remaining in this portfolio totaling approximately $10.4 million with an allocated allowance of $1.9 million. As management’s investigation continues, it is possible that an additional provision for loan losses may be required with respect to these loans.

The provision for loan losses was also impacted by an increase in net charge-offs of $2.1 million compared to 2002 and increases in the loan portfolio in 2003 compared to 2002.

Net Charge-Offs
Fourth Quarter
Net charge-offs for the three months ended December 31, 2003 amounted to $1.9 million, or 0.35 percent of average loans, compared to $2.1 million, or 0.37 percent of average loans for the same 2002 period.

Year-to-Date
Net charge-offs for the year ended December 31, 2003 amounted to $8.3 million, or 0.39 percent of average loans compared to $6.3 million, or 0.30 percent of average loans for the same 2002 period. These increases in net charge-offs were due to higher commercial and consumer loan charge-offs due to the impact of the continued weak economic environment and the previously discussed $1.1 million of residential rental property loan charge-offs.

In accordance with generally accepted accounting principles, the impact on the allowance for loan losses of the previously mentioned loan sale is not included in net charge-offs but rather is reflected as a reduction in the allowance for sale of loans. The inherent losses incurred in the loan sale were used to determine the commercial loan allowance allocation factors, which are driven by actual loss experience in our model, to assess the adequacy of the allowance for loan losses.

Nonperforming Assets
Nonaccrual loans at December 31, 2003 increased to $14.9 million as compared to $13.4 million at September 30, 2003 primarily due to the addition of several commercial loans to nonaccrual status as some of our customers continue to experience financial difficulties in the current economic environment. Management is taking steps to remediate these loans. OREO increased to $6.8 million at December 31, 2003 from $6.7 million at September 30, 2003.

Nonaccrual loans at December 31, 2003 decreased to $14.9 million as compared to $26.5 million at December 31, 2002, primarily due to the previously mentioned loan sale. OREO decreased to $6.8 million at December 31, 2003 from $10.3 million at December 31, 2002. This decrease is due to the sale of the two largest properties in the OREO portfolio during the second quarter of 2003.

Asset Quality Ratios
As a result of the initiatives taken in the second quarter of 2003, our asset quality ratios improved significantly, but the third and fourth quarter of 2003 asset quality ratios were impacted by an increase in nonaccrual loans as previously discussed. The increase in the past due ratio was mainly attributable to one commercial relationship which is now current and is not reflective of a trend in the overall portfolio.

Asset Quality(1)

	December 31	September 30	June 30	March 31	December 31
	2003	2003	2003	2003	2002
Past Due Ratio
Past due loans over 30 days as a percentage of loans	1.04%	0.71%	0.67%	1.03%	1.20%

Problem Assets
Classified assets as a percentage of loans	1.92%	1.86%	1.99%	4.71%	4.32%

Nonaccrual Loans
Nonaccrual loans as a percentage of loans	0.66%	0.64%	0.54%	1.44%	1.28%

Nonperforming Assets
Nonperforming assets as a percentage of loans and other real estate owned	0.96%	0.95%	0.87%	1.97%	1.76%

Charge-offs
Net charge-offs as a percentage of average loans-annualized	0.35%	0.40%	0.39%	0.43%	0.37%

Allowance for Loan Losses
Allowance for loan losses as a percentage of loans	1.14%	1.14%	1.15%	1.28%	1.31%
Allowance for loan losses as a percentage of nonaccrual loans	172%	179%	212%	88%	103%

(1) Excludes loans held for sale

Allowance for Loan Losses
The allowance for loan losses as a percentage of total loans remained flat at 1.14 percent at December 31, 2003 compared to September 30, 2003 and decreased from 1.31 percent at December 31, 2002. The allowance for loan losses decreased primarily due to the sale of $60.9 million in nonaccruing and accruing higher risk loans. These loans had a higher percentage of allocated allowance for loan losses due to their higher probable rate of loss. In addition, during the first quarter of 2003, the allowance for loan losses was reduced by the sale of the Corporation’s $11.7 million credit card portfolio. These loans also had a higher percentage of allocated allowance for loan losses due to their unsecured nature and higher historical loss experience. As a result of the previously mentioned transactions, the Corporation’s ratio of the allowance for loan losses to loans was reduced largely due to the significant improvement in our asset quality profile as noted in the table above. First Charter monitors the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model. Management believes the Corporation is adequately reserved based on its assessment of its credit risk profile.

Subsequent Event
In early January 2004, the Corporation entered into a series of interest rate swap agreements totaling $100 million. The interest rate swap agreements allow the Corporation to swap higher fixed rate interest payments on long-term FHLB advances for lower variable rate payments. The Company expects the transactions to result in lower interest expense during 2004, assuming interest rates remain stable.

The Corporation intends to account for these interest rate swaps as a hedge of the related FHLB advances. Accordingly, in future periods the Corporation will record, in earnings, the net change in the fair value of the interest rate swap and the related FHLB advances, provided the criteria for hedge accounting continue to be met. In the event such criteria are not met in a future period, the Corporation will only record changes in the fair value on the interest rate swap.

As a result of swapping $100 million of fixed rate debt payments for variable rate payments, the Corporation’s balance sheet would become liability sensitive. Therefore, as part of the Corporation’s asset/liability management strategy of preserving the asset sensitive nature of the Corporation’s balance sheet, the Corporation replaced approximately $120 million of existing FHLB floating rate overnight borrowings with fixed rate FHLB advances with maturities of one to three years.

The Corporation expects to enter into additional interest rate swap transactions during early 2004 to the extent business conditions warrant. It is anticipated that the magnitude of any future interest rate swap transactions would be comparable to the transactions described above. To the extent the Corporation enters into additional interest rate swap transactions, it is anticipated that the Corporation would also replace additional FHLB floating rate overnight borrowings with fixed rate FHLB advances to preserve the asset sensitive nature of the Corporation’s balance sheet.

Conference Call
First Charter executive management will be available via telephone conference to discuss the contents of this press release, present growth and earnings estimates for 2004 as well as strategic plans for 2004 on Tuesday, January 13, 2004 at 11:00 a.m. The following table outlines access information for the conference call and internet/audio replay:

	US/Canada Participants	International Participants
Live Conference Call	800-379-3953 ID # 4787066	706-679-5254 ID # 4787066
Internet Live and Replay	www.FirstCharter.com “Investor Relations” section SHOW # 148394	www.FirstCharter.com “Investor Relations” section SHOW # 148394
Audio Replay	800-642-1687 ID # 4787066	706-645-9291 ID # 4787066

Corporate Profile
First Charter Corporation is a regional financial services company with assets of $4.2 billion and is the holding company for First Charter Bank. First Charter operates 54 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements
This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the company does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the company is engaged; (9) regulatory compliance cost increases are greater than expected; (10) decisions to change the business mix of the company; and (11) strategic initiatives to increase revenues are not successfully implemented. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

(Selected financial information is attached)

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	As of / For the Twelve Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	12/31/2003	12/31/2002	Amount	Percentage
BALANCE SHEET
ASSETS:
Cash and due from banks	$88,564	$162,087	$(73,523)	(45.4)%
Federal funds sold	1,311	1,154	157	13.6
Interest earning bank deposits	23,631	6,609	17,022	257.6
Securities available for sale	1,601,900	1,129,212	472,688	41.9
Loans held for sale	5,137	158,404	(153,267)	(96.8)
Loans
Commercial Real Estate	724,340	798,664	(74,324)	(9.3)
Commercial Non Real Estate	212,010	223,178	(11,168)	(5.0)
Construction	358,217	215,859	142,358	65.9
Mortgage	280,748	237,085	43,663	18.4
Consumer	284,448	280,201	4,247	1.5
Home equity	393,041	317,730	75,311	23.7

Total loans	2,252,804	2,072,717	180,087	8.7
Less: Unearned income	(167)	(247)	80	(32.4)
Allowance for loan losses	(25,607)	(27,204)	1,597	(5.9)

Loans, net	2,227,030	2,045,266	181,764	8.9

Other assets	259,120	243,217	15,903	6.5

Total assets	$4,206,693	$3,745,949	$460,744	12.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$326,679	$305,924	$20,755	6.8%
Interest checking and savings	440,496	416,005	24,491	5.9
Money market deposits	470,551	305,530	165,021	54.0
Time deposits	1,190,171	1,295,188	(105,017)	(8.1)

Total deposits	2,427,897	2,322,647	105,250	4.5
Other borrowings	1,432,200	1,042,440	389,760	37.4
Other liabilities	47,157	56,176	(9,019)	(16.1)

Total liabilities	3,907,254	3,421,263	485,991	14.2

Total shareholders’ equity	299,439	324,686	(25,247)	(7.8)

Total liabilities and shareholders’ equity	$4,206,693	$3,745,949	$460,744	12.3%

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,152,748	$2,122,890	$29,858	1.4%
Securities	1,464,704	1,126,495	338,209	30.0
Interest earning assets	3,662,460	3,261,844	400,616	12.3
Assets	4,006,488	3,535,180	471,308	13.3
Deposits	2,485,711	2,251,256	234,455	10.4
Interest bearing liabilities	3,310,485	2,883,151	427,334	14.8
Shareholders’ equity	310,535	328,036	(17,501)	(5.3)

	As of / For the Quarter Ended
	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2002
MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$21.2000	$20.4000	$19.5600	$19.4000	$19.1900
Low	19.2700	17.0400	16.6900	17.2500	16.0500
End of period	19.5500	19.6000	17.5900	17.3200	18.0100
Book Value	10.08	10.20	10.55	10.87	10.80
Market Capitalization	581,029,187	581,005,034	523,475,726	519,442,197	541,545,337
Weighted average shares — basic	29,685,088	29,672,137	29,801,059	30,006,417	30,081,995
Weighted average shares — diluted	29,685,088	29,904,440	29,801,059	30,188,853	30,220,294
End of period shares outstanding	29,720,163	29,643,114	29,759,848	29,990,889	30,069,147

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2003
BALANCE SHEET
ASSETS:
Cash and due from banks	$88,564	$84,468	$103,199	$97,713	$162,087
Federal funds sold	1,311	2,004	1,233	1,121	1,154
Interest earning bank deposits	23,631	42,560	38,308	72,431	6,609
Securities available for sale	1,601,900	1,603,262	1,518,918	1,453,827	1,129,212
Loans held for sale	5,137	14,784	45,311	69,894	158,404
Loans
Commercial Real Estate	724,340	732,434	765,303	800,593	798,664
Commercial Non Real Estate	212,010	199,412	212,753	227,159	223,178
Construction	358,217	275,005	209,926	216,784	215,859
Mortgage	280,748	258,927	257,236	240,115	237,085
Consumer	284,448	279,512	271,734	260,594	280,201
Home equity	393,041	364,191	347,716	332,392	317,730

Total loans	2,252,804	2,109,481	2,064,668	2,077,637	2,072,717
Less: Unearned income	(167)	(190)	(209)	(199)	(247)
Allowance for loan losses	(25,607)	(23,953)	(23,644)	(26,495)	(27,204)

Loans, net	2,227,030	2,085,338	2,040,815	2,050,943	2,045,266

Other assets	259,120	255,551	240,750	245,338	243,217

Total assets	$4,206,693	$4,087,967	$3,988,534	$3,991,267	$3,745,949

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$326,679	$337,409	$341,176	$308,664	$305,924
Interest checking and savings	440,496	425,219	409,415	415,895	416,005
Money market deposits	470,551	534,148	535,021	451,021	305,530
Time deposits	1,190,171	1,184,806	1,272,937	1,317,349	1,295,188

Total deposits	2,427,897	2,481,582	2,558,549	2,492,929	2,322,647
Other borrowings	1,432,200	1,261,412	1,076,595	1,116,223	1,042,440
Other liabilities	47,157	42,710	39,474	56,044	56,176

Total liabilities	3,907,254	3,785,704	3,674,618	3,665,196	3,421,263

Total shareholders’ equity	299,439	302,263	313,916	326,071	324,686

Total liabilities and shareholders’ equity	$4,206,693	$4,087,967	$3,988,534	$3,991,267	$3,745,949

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,188,643	$2,130,236	$2,179,291	$2,112,226	$2,253,317
Securities	1,585,679	1,560,430	1,412,491	1,295,982	1,144,045
Interest earning assets	3,792,383	3,730,688	3,648,447	3,474,071	3,418,176
Assets	4,192,064	4,071,214	3,990,872	3,814,209	3,678,945
Deposits	2,496,810	2,543,301	2,519,240	2,379,454	2,309,971
Interest bearing liabilities	3,431,144	3,381,916	3,286,646	3,138,232	2,999,871
Shareholders’ equity	312,773	311,962	334,537	334,431	332,998

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	For the Three Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	12/31/2003	12/31/2002	Amount	Percentage
INCOME STATEMENT
Interest income — taxable equivalent	$45,063	$48,794	$(3,731)	(7.6)%
Interest expense	15,570	20,095	(4,525)	(22.5)

Net interest income — taxable equivalent	29,493	28,699	794	2.8
Less: taxable equivalent adjustment	513	661	(148)	(22.4)

Net interest income	28,980	28,038	942	3.4
Provision for loan losses	3,575	2,175	1,400	64.4

Net interest income after provision for loan losses	25,405	25,863	(458)	(1.8)
Noninterest income	13,517	16,279	(2,762)	(17.0)
Noninterest expense	41,403	27,631	13,772	49.8

(Loss) income before income taxes	(2,481)	14,511	(16,992)	(117.1)
Income tax (benefit) expense	(1,991)	3,962	(5,953)	(150.3)

Net (loss) income	$(490)	$10,549	$(11,039)	(104.6)%

(LOSS) EARNINGS PER SHARE DATA
Basic	$(0.02)	$0.35	$(0.37)	(105.7)%
Diluted	(0.02)	0.35	(0.37)	(105.7)
Weighted average shares — basic	29,685,088	30,081,995
Weighted average shares — diluted	29,685,088	30,220,294
Dividends paid on common shares	$0.185	$0.185	$—	—%
PERFORMANCE RATIOS
Return on average assets	(0.05)%	1.14%
Return on average equity	(0.62)	12.57
Efficiency — taxable equivalent (*)	97.41	69.76

	For the Twelve Months Ended
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS	12/31/2003	12/31/2002
Noninterest income
Gain on sale of securities	$505	$5,371
Equity method investment income (loss)	13	(340)
Trading gains	47	1,038
Loss on sale of properties	—	(109)
Noninterest expense
Prepayment costs on borrowings	(11,723)	(3,284)
Reserve for contigent liability	—	(840)

Notes:	Applicable ratios are annualized
	* -	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	For the Twelve Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	12/31/2003	12/31/2002	Amount	Percentage
INCOME STATEMENT
Interest income — taxable equivalent	$180,533	$199,102	$(18,569)	(9.3)%
Interest expense	70,490	83,227	(12,737)	(15.3)

Net interest income — taxable equivalent	110,043	115,875	(5,832)	(5.0)
Less: taxable equivalent adjustment	2,241	2,714	(473)	(17.4)

Net interest income	107,802	113,161	(5,359)	(4.7)
Provision for loan losses	27,518	8,270	19,248	232.7

Net interest income after provision for loan losses	80,284	104,891	(24,607)	(23.5)
Noninterest income	64,180	47,631	16,549	34.7
Noninterest expense	127,032	97,772	29,260	29.9

Income before income taxes	17,432	54,750	(37,318)	(68.2)
Income taxes	3,286	14,947	(11,661)	(78.0)

Net income	$14,146	$39,803	$(25,657)	(64.5)%

EARNINGS PER SHARE DATA
Basic	$0.47	$1.30	$(0.83)	(63.8)%
Diluted	0.47	1.30	(0.83)	(63.8)
Weighted average shares — basic	29,789,969	30,520,125
Weighted average shares — diluted	30,007,435	30,702,107
Dividends paid on common shares	$0.74	$0.73	$0.01	1.4%

PERFORMANCE RATIOS
Return on average assets	0.35%	1.13%
Return on average equity	4.56	12.13
Efficiency — taxable equivalent (*)	77.49	64.34

	For the Twelve Months Ended
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS	12/31/2003	12/31/2002
Noninterest income
Gain on sale of securities	$10,287	$11,539
Gain on sale of credit card loans	2,262	—
Equity investment write down	—	(20)
Equity method investment loss	(285)	(5,801)
Trading gains	1,801	2,078
Gain on sale of properties	382	904
Noninterest expense
Prepayment costs on borrowings	(19,089)	(3,284)
Reserve for contingent liability	—	(840)

Notes:	Applicable ratios are annualized
	* -	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2002
INCOME STATEMENT
Interest income — taxable equivalent
Interest and fees on loans	$29,282	$29,042	$30,593	$30,458	$34,225
Interest on securities	15,743	14,625	14,931	15,374	14,500
Other interest income	38	97	165	185	69

Total interest income — taxable equivalent	45,063	43,764	45,689	46,017	48,794

Interest expense
Interest on deposits	8,449	9,963	11,667	11,465	12,016
Other interest expense	7,121	7,070	7,435	7,320	8,079

Total interest expense	15,570	17,033	19,102	18,785	20,095

Net interest income — taxable equivalent	29,493	26,731	26,587	27,232	28,699
Less: Taxable equivalent adjustment	513	531	548	649	661

Net interest income	28,980	26,200	26,039	26,583	28,038
Provision for loan losses	3,575	2,400	19,492	2,051	2,175

Net interest income after provision for loan losses	25,405	23,800	6,547	24,532	25,863

Noninterest income
Service charges on deposit accounts	5,768	5,674	5,571	5,130	4,998
Financial management income	1,239	1,400	488	578	483
Gain on sale of securities	505	270	8,286	1,226	5,371
Gain on sale of credit card loan portfolio	—	49	—	2,213	—
Income (loss) from equity method investments	13	78	(276)	(100)	(340)
Mortgage loan fees	546	1,329	612	672	1,137
Brokerage services income	857	861	812	486	591
Insurance services income	2,415	2,327	2,229	2,437	2,112
Trading gains	47	158	432	1,164	1,038
Bank owned life insurance	983	992	967	946	16
Gain (loss) on sale of properties	—	382	—	—	(109)
Other noninterest income	1,144	1,324	1,128	818	982

Total noninterest income	13,517	14,844	20,249	15,570	16,279

Noninterest expense
Salaries and employee benefits	15,410	13,277	12,554	13,757	12,213
Occupancy and equipment	4,346	4,079	3,913	4,166	3,768
Data processing	792	712	634	678	760
Marketing	948	1,173	1,161	1,153	658
Postage and supplies	1,251	982	1,152	1,136	1,099
Professional services	3,422	3,158	3,230	1,772	1,841
Telephone	567	584	513	603	376
Amortization of intangibles	152	127	77	85	89
Prepayment costs on borrowings	11,723	—	7,366	—	3,284
Other noninterest expense	2,792	2,451	2,422	2,714	3,543

Total noninterest expense	41,403	26,543	33,022	26,064	27,631

(Loss) income before taxes	(2,481)	12,101	(6,226)	14,038	14,511
Income tax (benefit) expense	(1,991)	3,207	(2,022)	4,092	3,962

Net (loss) income	$(490)	$8,894	$(4,204)	$9,946	$10,549

(LOSS) EARNINGS PER SHARE DATA
Basic	$(0.02)	$0.30	$(0.14)	$0.33	$0.35
Diluted	(0.02)	0.30	(0.14)	0.33	0.35
Dividends paid on common shares	0.185	0.185	0.185	0.185	0.185

PERFORMANCE RATIOS
Return on average assets	(0.05)%	0.87%	(0.42)%	1.06%	1.14%
Return on average equity	(0.62)	11.31	(5.04)	12.06	12.57
Efficiency — taxable equivalent (*)	97.41	64.26	85.66	62.69	69.76
Noninterest income as a percentage of total income	31.81	36.17	43.75	36.94	36.73
Equity as a percentage of total assets	7.12	7.39	7.87	8.17	8.67
Average earning assets as a percentage of average assets	90.47	91.64	91.42	91.08	92.91
Average loans as a percentage of average deposits	87.66	83.76	86.51	88.77	97.55

	As of / For the Quarter Ended
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2002
Noninterest income
Gain on sale of securities	$505	$270	$8,286	$1,226	$5,371
Gain on sale of credit card loans	—	49	—	2,213	—
Equity method investment income (loss)	13	78	(276)	(100)	(340)
Trading gains	47	158	432	1,164	1,038
Gain (loss) on sale of properties	—	382	—	—	(109)
Noninterest expense
Prepayment costs on borrowings	(11,723)	—	(7,366)	—	(3,284)
Reserve for contingent liability	—	—	—	—	(840)

Notes:	Applicable ratios are annualized
	* -	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2002
ASSET QUALITY ANALYSIS
Allowance for Loan Losses
Beginning balance	$23,953	$23,644	$26,495	$27,204	$27,411
Provision for loan losses	3,575	2,400	19,492	2,051	2,175
Allowance related to loans sold or transferred to held for sale	—	—	(20,236)	(547)	(325)
Charge-offs	(2,304)	(2,238)	(2,448)	(2,466)	(2,138)
Recoveries	383	147	341	253	81

Net charge-offs	(1,921)	(2,091)	(2,107)	(2,213)	(2,057)

Ending balance	$25,607	$23,953	$23,644	$26,495	$27,204

Nonperforming Assets and Loans 90 days or more past due accruing interest
Nonaccrual loans	$14,910	$13,398	$11,144	$30,021	$26,467
Other real estate	6,836	6,709	6,866	11,200	10,278

Total nonperforming assets	21,746	20,107	18,010	41,221	36,745

Loans 90 days or more past due accruing interest	21	21	312	—	—

Total	$21,767	$20,128	$18,322	$41,221	$36,745

Asset Quality Ratios (*)
Nonaccrual loans as a percentage of total loans	0.66%	0.64%	0.54%	1.44%	1.28%
Nonperforming assets as a percentage of total assets	0.52	0.49	0.45	1.03	0.98
Nonperforming assets as a percentage of total loans and other real estate	0.96	0.95	0.87	1.97	1.76
Net charge-offs as a percentage of average loans (annualized)	0.35	0.40	0.39	0.43	0.37
Allowance for loan losses as a percentage of loans	1.14	1.14	1.15	1.28	1.31
Ratio of allowance for loan losses to:
Net charge-offs	3.36x	2.89x	2.80x	2.95x	3.33x
Nonaccrual loans	1.72	1.79	2.12	0.88	1.03

	As of / For the Twelve Months Ended		Increase (Decrease)
	12/31/2003	12/31/2002	Amount	Percentage
Allowance for Loan Losses
Beginning balance	$27,204	$25,843	$1,361	5.3%
Provision for loan losses	27,518	8,270	19,248	232.7
Allowance related to loans sold	(20,783)	(647)	(20,136)	N/A
Charge-offs	(9,456)	(6,990)	2,466	35.3
Recoveries	1,124	728	396	54.4

Net charge-offs	(8,332)	(6,262)	2,070	33.1

Ending balance	$25,607	$27,204	$(1,597)	(5.9)%

Asset Quality Ratios (*)
Net charge-offs as a percentage of average loans (annualized)	0.39%	0.30%
Ratio of allowance for loan losses to net charge-offs (annualized)	3.07x	4.34x

	For the Quarter Ended
	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2002
ANNUALIZED INTEREST YIELDS / RATES (**)
Interest income:
Yield on loans and loans held for sale	5.31%	5.41%	5.63%	5.85%	6.03%
Yield on securities	3.97	3.75	4.23	4.75	5.07

Yield on interest earning assets	4.73	4.67	5.02	5.35	5.68

Interest expense:
Cost of interest bearing deposits	1.59	1.80	2.12	2.23	2.37
Cost of borrowings	2.14	2.38	2.75	2.83	3.26

Cost of interest bearing liabilities	1.80	2.00	2.33	2.43	2.66

Interest rate spread	2.93	2.67	2.69	2.92	3.02

Net yield on earning assets	3.10%	2.86%	2.92%	3.15%	3.34%

Notes:	Applicable ratios are annualized. (*) — Excludes loans held for sale. (**) — Fully taxable equivalent yields.